Exhibit 99.1

N E W S   R E L E A S E

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors: John P. Jacunski (717) 225-2794	Media: William T. Yanavitch (717) 225-2747

Glatfelter Announces Amendment of Revolving Credit Agreement

and Early Redemption of its $100 million Notes

YORK, Pennsylvania – November 21, 2011 – Glatfelter (NYSE: GLT) today announced an amendment to its existing revolving credit agreement, which increased the size, modified the fee and interest structure, and extended the maturity.

The amendment increased the company’s revolving credit facility from $225 million to $350 million with a $100 million accordion feature, extended the term through November 2016, and provides a more favorable pricing grid. The company will use the facility to retire in December its $100 million 7 1/8% Notes due May 2016, and for working capital purposes, growth initiatives, and other general corporate purposes. The company expects to record an after-tax charge of $6.3 million in the fourth quarter related to the Note redemption.

Dante C. Parrini, Chairman and Chief Executive Officer, said, “We are very pleased with the amendment to our bank facility. The retirement of the $100 million Notes will create immediate savings and has a quick payback and the increased size and extended term will allow us to continue to execute our plans for investing in our businesses and for pursuing acquisitions.”

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and other factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in interest rates, changes in tax legislation, the financial stability of financial institutions that are party to our credit agreement, governmental laws, regulations and policies, and initiatives of regulatory authorities.

In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.5 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.